Exhibit 4.1

FELCOR ESCROW HOLDINGS, L.L.C.,
AND
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

First Supplemental Indenture

Dated as of October12, 2009

Supplemental Indenture to the Indenture
dated as of October 1, 2009
with respect to the
10% Senior Secured Notes due 2014

First Supplemental Indenture (this “First Supplemental Indenture”), dated as of October 12, 2009 among FelCor Escrow Holdings, L.L.C., a Delaware limited liability company (“Escrow Subsidiary”), and U.S. Bank National Association, as trustee and collateral agent under the indenture referred to below (in such capacities, the “Trustee” and the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, Escrow Subsidiary executed and delivered to the Trustee an indenture dated as of October 1, 2009 (the “Indenture”), pursuant to which Escrow Subsidiary issued and has outstanding $636,000,000 aggregate principal amount of 10% Senior Secured Notes due 2014 (the “Notes”);

WHEREAS, FelCor Lodging Limited Partnership, a Delaware limited partnership (“FelCor LP”), has made a tender offer (the “Tender Offer”) to each registered holder of its outstanding 8 1/2% Senior Notes due 2011 (the “Existing Notes”) to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated September 17, 2009, as amended, modified or supplemented  (the “Offer to Purchase”), any and all of such holder’s outstanding Existing Notes for the consideration stated in the Offer to Purchase;

WHEREAS, the consummation of the Tender Offer is subject to the condition, unless waived by FelCor LP, that the holders owning at least 90% of the outstanding Existing Notes validly tender their Existing Notes pursuant to the Tender Offer (the “Tender Condition”);

WHEREAS, pursuant to the terms of the Escrow Agreement dated as of October 1, 2009 among FelCor LP, FelCor Lodging Trust Incorporated, a Maryland corporation (“FelCor”), Escrow Subsidiary, the Trustee and the Escrow Agent  (the “Escrow Agreement”), upon the successful consummation of the Tender Offer, among other things, it is contemplated that Escrow Subsidiary, FelCor LP, FelCor and certain subsidiary guarantors will execute and deliver a supplemental indenture to the Indenture providing for, among other things, (a) the assumption of all rights and obligations of Escrow Subsidiary under the Indenture by FelCor LP (the “Assumption”) and (b) a Guarantee by each of FelCor and such subsidiary guarantors;

WHEREAS, as of the date of this First Supplemental Indenture, the Tender Condition has neither been satisfied nor waived by FelCor LP;

WHEREAS, Section 9.02 of the Indenture provides that Escrow Subsidiary and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, enter into a supplemental indenture for the purpose of amending the Indenture;

WHEREAS, Escrow Subsidiary, in order to induce FelCor LP to waive the Tender Condition and to effect the Assumption, has proposed certain amendments to the Indenture as set forth herein (the “Proposed Amendments”);

WHEREAS, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes have consented to the Proposed Amendments; and

WHEREAS, this First Supplemental Indenture is effective as of the date upon which the conditions set forth in Section 3 hereof are satisfied.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Escrow Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Definitions.  For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

1

(b)           capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings assigned to them in the Indenture.

SECTION 2. Amendment.  The Indenture is hereby amended with respect to the Notes as follows:

Section 4.03(d) of the Indenture is hereby amended by (a) deleting the word “or” at the end of clause (vi) thereof; (b) removing the period at the end of clause (vii) thereof and replacing it with a semi-colon and adding the word “or” and (c) adding a new clause (viii) thereto which shall read as follows:

“(viii)           Indebtedness of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, so long as such Incurrence is otherwise permitted under paragraphs (a), (b) and (c) above; provided, however, that for purposes only of this Section 4.03(d)(viii), the Interest Coverage Ratio of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis, as required by such paragraph (c), shall be deemed to mean (i) prior to the second anniversary of the Closing Date, 1.4 to 1, (ii) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 1.6 to 1 and (iii) thereafter, 2.0 to 1.

SECTION 3. Effectiveness. This First Supplemental Indenture amends and supplements the Indenture with respect to the Notes and shall be a part and subject to all of the terms thereof. Except as amended and supplemented hereby, the Indenture shall continue in full force and effect.

The Proposed Amendment effected by this First Supplemental Indenture shall take effect on the date hereof, provided that each of the parties hereto shall have executed and delivered this First Supplemental Indenture; provided, however, that the Proposed Amendment shall be operative only upon, and simultaneously with, and shall have no force and effect prior to, both (a) the waiver by FelCor LP of the Tender Condition and the subsequent consummation of the Tender Offer and (b) the Assumption.  If the Assumption shall not occur as contemplated by the Escrow Agreement, or if it occurs without waiver of the Tender Condition, then in such events, this First Supplemental Indenture shall terminate and shall be without force and effect.

SECTION 4. NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 5. The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Escrow Subsidiary.

SECTION 6. Successors and Assigns.  All agreements of Escrow Subsidiary in this First Supplemental Indenture shall bind their respective successors and assigns.  All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

SECTION 7. Separability.  In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 8. Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 9. Counterparts.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

[Signature Pages Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

FELCOR ESCROW HOLDINGS, L.L.C., a Delaware limited liability company

By:	/s/ Allison S. Navitskas
Name: Allison S. Navitskas
Title: Vice President

S-1

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President

S-2